Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation of the reference to our third party letter dated February 9, 2010, containing our opinion on the proved reserves, as of December 31, 2009, attributable to certain properties owned by Vanguard Natural Resources, which appears in the annual report on Form 10-K for the year ended December 31, 2009, in the Registration Statement on Form S-3, to be filed on or about July 15, 2010, of Vanguard Natural Resources, LLC. We further consent to the reference to the name DeGolyer and MacNaughton in the “Experts” section of the Registration Statement on Form S-3.

/s/  DeGolyer and MacNaughton

Dallas, Texas
July 15, 2010